1221 Avenue of the Americas New York, NY 10020-1095 212-512-2703 Fax www.mhfi.com

McGRAW HILL FINANCIAL TO DETAIL STRATEGY
TO DRIVE GROWTH AND PERFORMANCE AT INAUGURAL INVESTOR DAY

Establishes Three-Year Performance Goals

Exploring Strategic Alternatives for McGraw Hill Construction

Targeting At Least $100 Million in Productivity Savings Over Three Years

Reaffirms 2014 Outlook

NEW YORK, March 18, 2014 – McGraw Hill Financial (NYSE: MHFI) will hold its inaugural Investor Day today to introduce its strategy to drive growth and performance over the next three years and will showcase its latest innovative products.

“McGraw Hill Financial will create growth and drive performance with its exceptional talent and leading brands that are well positioned to capitalize on secular trends in dynamic global capital, commodity and corporate markets,” said Douglas L. Peterson, president and chief executive officer of McGraw Hill Financial.

Three-year Performance Goals Established

The Company is setting annual growth goals (2014-2016) of:

•	Mid to high single-digit revenue growth;
•	Sustained margin expansion;
•	Mid-teens EPS growth; and
•	$1 billion of free cash flow.

Evaluating Strategic Alternatives for McGraw Hill Construction

The Company plans to complete its portfolio rationalization by exploring strategic alternatives for McGraw Hill Construction, a leading provider of essential data, news and insights to better inform construction professionals’ decisions in the United States. McGraw Hill Construction has approximately $170 million in annual revenue and stand-alone operating margins approaching 20%. The business has shifted away from legacy print products to new, innovative data and analytics offerings, which are generating double-digit growth. Evercore Partners is acting as a financial advisor to the Company in this matter.

Targeting at Least $100 Million in Productivity Savings

The Company is targeting at least $100 million in cost savings over the next three years. Multiple initiatives are underway to realize this goal, such as enterprise-wide process simplification, reducing its real estate portfolio, leveraging technology and rationalizing procurement.

2014 Outlook Reaffirmed

The Company is affirming its 2014 guidance and continues to expect mid-single-digit revenue growth in 2014 compared to 2013, adjusted diluted EPS of $3.75 to $3.85, and free cash flow of approximately $1 billion.

Strong Record of Financial Performance and Shareholder Returns

Over the last three years, McGraw Hill Financial has produced 11% annualized revenue growth, expanded adjusted operating margins from 28% to 33%, and grown adjusted earnings per share at a 26% annualized rate. With strong free cash flow, McGraw Hill Financial has returned significant capital to shareholders. From 2011-2013, the Company returned approximately $4.4 billion in the form of dividends and share repurchases, including approximately $1.3 billion last year.

Event Details

The Company will provide additional detail around its strategic priorities and showcase innovative product offerings at its Investor Day today. Presentations will be made by: Mr. Peterson; Jack Callahan, EVP and CFO, McGraw Hill Financial; Ken Vittor, EVP and General Counsel, McGraw Hill Financial; Larry Neal, President, Platts; Alex Matturri, CEO, S&P Dow Jones Indices; Finbarr O’Neill, President, J.D. Power; Lou Eccleston, President, S&P Capital IQ; Neeraj Sahai, President, Standard & Poor’s Ratings Services and Roopa Kudva, MD and CEO, CRISIL.

Webcast Details

The event is by invitation only to attend in person. The Company will video webcast all the presentations and will make them available, live and in replay, for all interested parties at http://investor.mhfi.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=5094779 (please copy and paste URL into web browser).

The video webcast will begin streaming live at 1:00 p.m. Eastern Time on March 18, 2014 and will conclude at 4:30 p.m. Eastern Time. Discussions may include forward-looking information. Additional information presented during Investor Day may be made available on the Company's Investor Relations website at http://investor.mhfi.com.

A limited number of telephone lines will be available for participants without access to the video webcast. Domestic participants may call +1 (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is "MHFI" and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until April 18, 2014. Domestic participants may call +1 (800) 945-2458; international participants may call +1 (203) 369-3946 (long distance charges will apply). No passcode is required.

Forward-looking Statements

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy; the successful marketing of competitive products; and the effect of competitive products and pricing.

About McGraw Hill Financial

McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company's iconic brands include Standard & Poor's Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL, J.D. Power and McGraw Hill Construction. The Company has approximately 17,000 employees in 29 countries. Additional information is available at www.mhfi.com.

Investor Relations: http://investor.mhfi.com

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Contact:

Investor Relations:
Chip Merritt
Vice President, Investor Relations
(212) 512-4321 (office)
chip.merritt@mhfi.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 512-3151 (office)
jason.feuchtwanger@mhfi.com

Emily Fredrix Goodman

Manager, Corporate Communications and Social Media

(212) 512-2825 (office)

emily.fredrix@mhfi.com

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